Exhibit 99.1

NEWS RELEASE

Southcross Energy	1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Announces John E. Bonn Elected President and Chief Executive

Officer; David W. Biegler Continues as Chairman

DALLAS, Texas, December 8, 2014 – Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross”) announced today that John E. Bonn, previously President and Chief Operating Officer of Southcross’ general partner, has been elected President and Chief Executive Officer by its Board of Directors. Mr. Bonn joined Southcross in March of this year, leading Southcross’ commercial, operations, engineering and business development activities. David Biegler, who is stepping down from the CEO position, will continue serving as Chairman.

“John Bonn is an extraordinary leader, and his transition to the CEO position is the culmination of a succession process that began when he joined Southcross nine months ago,” said David Biegler. “In the time he has been with Southcross, John has demonstrated his ability to organize and guide his teams to success. His strong midstream expertise and success as Chief Operating Officer will be powerful assets in taking Southcross to new heights. I am confident in John’s strengths as we focus on significantly growing Southcross.”

“I am honored by the opportunity to lead Southcross and further build on the strong foundation that has been created over the past several years,” said Mr. Bonn. “As CEO, my focus will be on fully leveraging our premier footprint in the Eagle Ford and Gulf Coast regions, capitalizing on the competitive and economic advantages inherent in our fully integrated midstream platform, and driving strong growth in order to create value for our unitholders. I look forward to working with David as Chairman as we strive to capture the many opportunities that lay ahead.”

Mr. Bonn has more than 30 years of experience in senior commercial and operations positions in midstream businesses. Prior to joining Southcross, he served as President of NiSource Midstream Services LLC, where he was responsible for building its midstream business in the Appalachian Basin, including natural gas gathering and processing and natural gas liquids. He also served in management positions for Enterprise Product Partners, GulfTerra Energy Partners, El Paso Field Services and Delhi Gas Pipeline.

Key executive management reporting to Mr. Bonn will be: Michael Anderson, Chief Financial Officer; Phil Mezey, Executive Vice President Business Development; Corey Lothamer, Vice President Gas Supply & Marketing; Gerardo Rivera, Vice President NGLs; Gaylon Gray, Vice President Pipeline Operations & Engineering; David Ishmael, Vice President Plant Operations & Engineering; and David Ash, Vice President Corporate Development.

Mr. Bonn serves on the board of directors for the Texas Aggie Corps of Cadets Association and previously served on the executive boards of the Marcellus Shale Coalition, New Mexico Oil & Gas Association and is a past president of the Natural Gas Society of North Texas.

Mr. Bonn earned a Bachelor of Science degree in Agricultural Engineering from Texas A&M University and served as an officer in the United States Army and United States Army Reserves before entering the energy industry.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation plants and approximately 3,000 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contact:

Southcross Energy Partners, L.P.

Kristin Donnally, 214-979-3720

Investor Relations

investorrelations@southcrossenergy.com